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                                                                    EXHIBIT 4.2


                             MATERIAL TECHNOLOGIES, INC.
                               (a Delaware corporation)

                               CLASS B PREFFERED STOCK
                             CERTIFICATE OF DESIGNATIONS

Material Technologies, Inc., a Corporation organized and existing under Delaware General Corporation Law (the "Corporation"), by its President and Secretary, does hereby certify that, pursuant to authority conferred upon the Board of Directors (the "Board") by Paragraph 4 of the Corporation's Certificate of Incorporation authorizing a class of Nine Hundred Thousand (900,000) shares of Preferred Stock with a par value of one mill ($.001) per share, and pursuant to
Section 151 of the Delaware General Corporation Law, as amended, the Board duly adopted a resolution as follows providing for the issuance out of such class of a series of up to fifteen (15) shares of Class B Preferred Stock, and setting forth the designations and powers, preferences, and rights, including voting rights, if any, and the qualifications, limitations, or restrictions thereof:

WHEREAS, the Corporation's Certificate of Incorporation states, among other things, that the Corporation is authorized to issue up Nine Hundred Thousand (900,000) shares of Preferred Stock, of the par value of one mill ($.001) per share, and that the Board is granted the authority to fix, by resolution, the designations and powers, preferences, and rights, including voting rights, if any, and the qualifications, limitations or restrictions thereof, if any, of such shares;

NOW, THEREFORE, BE IT RESOLVED that the Board does hereby designate an aggregate of Fifteen (15) shares of its authorized but previously unissued Preferred Stock as "Class B Preferred Stock" which may be issued from time to time. The designations and powers, preferences, and rights, including voting rights of the Class B Preferred Stock and the qualifications, limitations, and restrictions thereof, shall be as follows:

1.  LIQUIDATION PREFERENCE

    1.1 In the event of a liquidation, dissolution or winding up of the Corporation, whether such be voluntary or involuntary, the holders of shares of Class B Preferred Stock (the "Shares") shall be entitled to receive out of the Corporation's assets, an amount equal to Ten Thousand Dollars ($10,000) per Share (the "liquidation Preference"). Such amount shall be paid upon all outstanding Shares before any payment shall be made or any assets distributed to the holders of shares of Common Stock or any other stock of any other series or class ranking junior to the Shares as to dividends or assets, but shall be junior and subordinate to the rights of the holders of the Corporation's outstanding Class A Convertible Preferred Stock. The holders of Shares shall not be entitled to any further payment.

    1.2 A merger or consolidation of the Corporation with another corporation shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 1.

2. VOTING RIGHTS The holders of Class B Preferred Stock shall have one vote per Share on all matters on which the holders of Common Stock have the right to vote.

3. DIVIDENDS. The Shares shall participate in all cash dividends declared and paid with respect to the Common Stock to the extent set forth in this Section 3. Each time a cash dividend is paid on the Common Stock there shall also be paid with respect to each outstanding share of Class B Preferred Stock an amount determined by multiplying the aggregate amount of the dividend paid with respect to the Common Stock by a fraction (I) the numerator of which is 3,214,480 and
(ii) the denominator of which is the number of shares of Common Stock on which the dividend was paid, and (x) multiplying the resulting product by thirty percent (30%) and then (y) dividing the resulting product by five hundred ten
(510).

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4. REDEMPTION  The Shares may be redeemed at the option of the Corporation at any time upon payment to holders thereof Ten Thousand Dollars ($10,000) per Share, plus any unpaid dividends to which such holders are entitled under
Section 3 above. The Corporation has the option to redeem less than all outstanding Shares. If less than all of the outstanding Shares are redeemed, the Corporation shall select the Shares to be redeemed pro rata, by lot or other means deemed fair by the Board, but the Corporation may not redeem only a fraction of a Share. The Shares shall be redeemed at the option of the holders thereof at any time after January 31, 2002.

IN WITNESS WHEREOF, Material Technologies, Inc., has caused this Certificate of Designation to be signed by its President and attested by its Secretary on this 9th day of March, 1997, and each of such persons hereby affirms under penalty of perjury that this Certificate of Corporation and that the facts stated herein are true and correct.


                        MATERIAL TECHNOLOGIES, INC.


                        By /s/ Robert M. Bernstein
                           ------------------------------
                           Robert M. Bernstein, President

Attest:


/s/ Joel R. Freedman
---------------------------
Joel R. Freedman, Secretary


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